Exhibit 99.1

Incannex Receives A$6.0 Million R&D Tax Incentive Refund for FY25, Further Strengthening Balance
Sheet and Financial Flexibility

In addition to the A$6.0 million refund received, the Company expects a further approximately A$5.1 million in R&D Tax Incentive proceeds later this year, bringing total expected non-dilutive funding under the program to more than A$11.1 million received in 2026.

NEW YORK and MELBOURNE, Australia, 10 June – Incannex Healthcare Inc. (Nasdaq: IXHL) (“Incannex” or the “Company”), a clinical-stage biopharmaceutical company advancing innovative combination therapies and psychedelic-assisted treatments, is pleased to announce that it has received A$6,039,162.43 under the Australian Government’s Research and Development Tax Incentive Program.

The Company also expects to receive an additional approximately A$5.1 million in future R&D Tax Incentive proceeds to be received in 2026. Combined, these proceeds represent more than A$11.1 million in non-dilutive capital that further strengthens the Company’s balance sheet and enhances financial flexibility as Incannex advances its clinical development programs and executes on shareholder-focused capital allocation initiatives.

Highlights:

●	Received A$6.0 million under the Australian Government’s Research and Development Tax Incentive Program

●	Additional approximately A$5.1 million expected to be received in future R&D Tax Incentive proceeds

●	More than A$11 million in total non-dilutive capital expected to be received

●	Further strengthens Company’s already robust balance sheet

●	Provides additional flexibility to support advancement of key clinical assets, including IHL-42X and PSX-001

●	Supports ongoing capital allocation initiatives, including the Company’s active share repurchase program

The Australian Government’s Research and Development Tax Incentive Program is designed to encourage innovation and scientific advancement by providing eligible companies with a cash refund for qualifying research and development activities conducted in Australia.

Importantly, the proceeds are non-dilutive in nature, allowing Incannex to recover a significant portion of eligible research and development expenditure without issuing additional shares or taking on debt.

Joel Latham, President and Chief Executive Officer of Incannex Healthcare, commented:

“The receipt of more than A$6 million in non-dilutive capital is another important milestone for Incannex and further strengthens what we believe is one of the strongest balance sheets among clinical-stage biotechnology companies of our size.

“Importantly, these proceeds are being received without issuing a single additional share. At a time when many biotechnology companies are reliant on dilutive financings to fund development activities, Incannex continues to strengthen its balance sheet through disciplined capital management and strategic utilization of government innovation incentives.

“Combined with our existing cash position and debt-free balance sheet, these proceeds provide additional flexibility as we continue advancing our key clinical programs, including the recently commenced DReAMzz study for IHL-42X, while also supporting shareholder-focused capital allocation initiatives such as our active share repurchase program.

“We believe the market continues to significantly undervalue the strength of our balance sheet, the progress across our clinical programs and the multiple value creation opportunities ahead of us. The receipt of this additional non-dilutive capital further reinforces our ability to execute on our strategy while maintaining a strong financial foundation.”

About Incannex Healthcare Inc.

Incannex is leading the way in developing combination medicines that target the underlying biological pathways associated with chronic conditions, including obstructive sleep apnea, rheumatoid arthritis and generalized anxiety disorder. The Company is advancing three clinical-stage product candidates based on evidence-based innovation and supported by streamlined operations. Incannex’s lead clinical program, IHL-42X, is an oral fixed-dose combination of dronabinol and acetazolamide designed to target underlying mechanisms and act synergistically in the treatment of obstructive sleep apnea. In a Phase 2 development program, IHL-675A is an oral fixed-dose combination of cannabidiol and hydroxychloroquine sulfate designed to act synergistically to alleviate inflammatory conditions, such as rheumatoid arthritis. Approved for Phase 2 clinical development, PSX-001 is an oral synthetic psilocybin treatment for the treatment of generalized anxiety disorder. Incannex’s programs target disorders that have limited, inadequate, or no approved pharmaceutical treatment options. For additional information on Incannex, please visit our website at www.incannex.com.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, as amended to date. These statements include, but are not limited to, statements relating to management’s expectations regarding the development, regulatory progress and commercialization of the Company’s drug candidates, including IHL-42X, expectations regarding use of the Company’s cash on hand, the potential value of the Company’s drug candidates and business, including these values as compared to available cash, opportunities, the strategy, timing and future development of the Company’s drug candidates, the potential value of the Company and its drug candidates and potential shareholder value. When or if used in this communication, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to the Company, its operations or its management, may identify forward-looking statements. The forward-looking statements contained in this press release are based on management’s current expectations and projections about future events. Nevertheless, actual results or events could differ materially from the plans, intentions, and expectations disclosed in, or implied by, the forward-looking statements. These risks and uncertainties, many of which are beyond our control, include: the risk that the Company’s estimates and current projections regarding the sufficiency of its current cash on hand to fund the Company’s planned operations may be incorrect and the Company may use these resources faster than anticipated, and other risks described in the section entitled “Risk Factors” described in the prospectus supplement and in the Company’s annual report on Form 10-K for the fiscal year ended June 30, 2025, filed with the SEC on September 29, 2025, and the other reports it files from time to time, including subsequently filed annual, quarterly and current reports, which can be obtained on the SEC website at www.sec.gov and are made available on the Company’s website upon their filing with the SEC. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs. The Company does not plan to update any such forward-looking statements and expressly disclaims any duty to update the information contained in this press release except as required by law.

Investor & Media Contacts

CORE IR

(212) 655-0924

investors@incannex.com

media@incannex.com.au

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